MARATHON ASSET MANAGEMENT  LLP

CODE OF ETHICS

INTRODUCTION

This is the Code of Ethics ("Code") of Marathon Asset Management LLP, Marathon Asset Management (Services) Ltd, Marathon Asset Management (Ireland) Ltd and Marathon Asset Management (Cayman) Ltd (collectively "Marathon").  Marathon is required to distribute the Code to every person "associated" with Marathon ("Associated Person"), which means every officer, director and employee of Marathon, as well as any person directly or indirectly controlling or controlled by Marathon. For the purposes of this Code “Associated Persons” include any person who would be a “Supervised Person” as defined in the Investment Advisors Act 1940. In addition, any Associated Person who is involved in the provision of designated investment business (as defined in the FSA Rules) is deemed to be a “Relevant Person” as defined in the FSA Rules and an  “Access Person” as defined in the Advisors Act. The Code governs Prohibited Conduct (conflicts of interest, confidentiality, receipt of inducements, etc), Money Laundering Responsibilities, Procedures for Personal Trading and Reporting Procedures.

It is the objective of Marathon that all persons subject to the Code maintain the highest standards of integrity and conduct  in order to meet their respective duties and obligations and to enable Marathon to meet its own fiduciary responsibilities.  The Code is designed to ensure compliance with all applicable federal securities laws.

The effective date of this Code is November 1st 2007.

Every Associated Person must read, acknowledge receipt and understanding of, and retain this Code (including any amendments). Associated Persons who become aware of any violations of the Code are required to immediately report the violation to Marathon’s Chief Compliance Officer.

Any questions regarding the Code should be referred to the Chief Compliance Officer.

PROHIBITED CONDUCT

Conflicts of Interest

All Associated Persons are prohibited from entering into a personal transaction which conflicts with an obligation of Marathon to a client. This includes a personal transaction which places, or appears to place their own interest above those of any Marathon client. This prohibition applies also to advising or procuring any other person to enter into a transaction, or to disclosing any information or opinion likely to lead to another person entering into such a transaction or to advising or procuring another person to do so. In this context please refer to the definition of personal transaction at Appendix 2.

Date Updated 01/11/07

Similarly, all Associated Persons are prohibited from recommending securities transactions by any Marathon client without disclosing his or her interest, if any, in such securities or the issuer thereof, including without limitation:

a)	any direct or indirect beneficial ownership of any securities of such issuer;

b)	any contemplated transaction by such person in such securities;

c)	any position with such issuer or its affiliates; and

d)	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

Confidentiality

All Associated Persons are prohibited from divulging the current portfolio positions, and current and anticipated portfolio transactions of any managed account, or any information about any aspect of Marathon’s business or clients to anyone unless it is properly within his or her duties to do so.

Inducements

Subject to certain common-sense limits and exceptions, no Associated Person may accept gifts or benefits in any form from third parties if such gift or benefit arises as a result of their association with Marathon.

For the purposes of this provision, the following gifts or benefits from third parties will not be considered to be in violation of this requirement:

(i)           an occasional meal;

(ii)           an occasional ticket to a sporting event, the theatre or comparable entertainment;

(iii)           a holiday gift (food, wine etc.) with an estimated value of no more than £50.

The Chief Compliance Officer maintains a log of all items and must be notified immediately should any Associated Person receive or be offered any gift or benefit.

Market Abuse (including Insider Dealing)

All Associated Persons are prohibited from engaging in any personal transaction, for their own benefit or the benefit of others, including managed accounts, while in possession of "unpublished, price-sensitive" information concerning such securities. (For the avoidance of doubt, in the US this is termed Material Non-public Information). This prohibition applies also to advising or procuring any other person to enter into a transaction, or to disclosing any information or opinion likely to lead to another person entering into such a transaction or to advising or procuring another person to do so. In this context please refer to the definition of personal transaction at Appendix 2.

Date Updated 01/11/07

Marathon maintains a restricted list of all issuers about which Marathon currently possesses unpublished price-sensitive information. Associated Persons, other than non-executive directors of Marathon who are not involved in the day to day running of the business, are not permitted to effect securities transactions in any security on the restricted list.

"Price-Sensitive" information means information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a material effect on the price of a company's securities.

Information that should be considered Price-Sensitive includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline in orders, significant new products or discoveries, extraordinary borrowing, purchase or sale of substantial assets, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

Price-Sensitive information does not have to relate to a company's business.  For example, information about the contents of a forthcoming newspaper or magazine article that is expected to affect the price of a security should be considered material.  Similarly, information concerning significant transactions which Marathon intends to execute on behalf of managed accounts could be Price-Sensitive information and is prohibited from being communicated.

Information is "Unpublished" until it has been effectively communicated to the marketplace.  One must be able to point to some fact to show that the information is generally public.  For example, information appearing in The Financial Times, The Wall Street Journal or other publications of general circulation would be considered public as would information released to a recognised Stock Exchange or announced by a company at a presentation.

All Associated Persons are prohibited from communicating unpublished, price-sensitive information concerning any security to others unless it is properly within his or her duties to do so.  In addition, care should be taken so that such information is secure.  For example files containing unpublished, price-sensitive information should be sealed and access to computer files containing such information should be restricted.

Any violation of this Code can be expected to result in serious sanctions by Marathon, including dismissal of the persons involved, as well as possible prosecution by the relevant authorities.

Appointment to other Boards

No Associated Person, except as noted below, shall serve on the board of directors of any company without prior authorisation of the Board of Directors of Marathon. Any such authorisation shall be based upon a determination that the appointment would be consistent with the interests of Marathon.

Subject to making periodic notification to Marathon, non-executive directors of Marathon are permitted to serve on the boards of other companies.

Date Updated 01/11/07

ANTI-MONEY LAUNDERING RESPONSIBILITIES (“AML”)

Upon Commencement of employment each Marathon employee is given an anti-money laundering briefing document to read and understand. This explains the possible situations in which money laundering might occur and the possibility of encountering suspicious transactions.

It is the responsibility of each employee to report any suspicious transactions to the Money Laundering Reporting Officer and to make an annual declaration (see reporting procedures, below) that they have done so.

More information on AML issues is contained within Marathon’s Compliance Manual (Chapter B2).

PROCEDURES FOR CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

Background

The following procedures have been established to aid Relevant Persons in avoiding conflicts of interest and insider dealing, and to aid Marathon in preventing, detecting and imposing sanctions against such conduct. These procedures apply to all transactions over which a Relevant Relevant Person has discretion, including but not limited to, transactions by self-managed PEPs, ISAs, pension plans and trusts. In this context please refer to the definition of personal transaction at Appendix 2.

  . Investment types to which these rules apply include:

Ordinary shares
Preference shares
Initial Public Offerings (IPOs)
Depository Receipts
Bonds and convertible bonds
Derivatives (including spread bets on financial instruments, and contracts for difference)
Investment Trusts
Unitised vehicles such as unit trusts and mutual funds where Marathon acts as the investment advisor  to those funds.

If in doubt as to whether a proposed investment is covered by the Code of Ethics, Relevant Persons should refer to the Chief Compliance Officer.

Every Relevant Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.  If you have any questions about these procedures you should consult the Chief Compliance Officer. Interpretative issues which arise under these procedures shall be decided by, and are subject to the discretion of, the Chief Compliance Officer.

For the avoidance of any doubt all permanent employees and officers of Marathon are Relevant Persons unless advised otherwise by the Chief Compliance Officer.

Date Updated 01/11/07

Consent Procedures

1.
Employees wishing to undertake a personal transaction must FIRST obtain the written consent of an investment director or the Chief Compliance Officer.  In the first instance the individual should seek the consent of the investment director responsible for the particular geographic area. A Consent Form has been specifically devised for the purpose and should be used for all trades (see Appendix 5). The Chief Compliance Officer will keep a record of all consents granted.

The consent will only be valid for one day (or for the following day if the consent is given after the close of business). This refers to the period within which the order should be placed. A delay by the broker in executing the trade or a situation where the broker takes several days to complete the trade will not be considered a violation of the rules.

Non-executive directors of Marathon (provided that they have no direct involvement in the day to day running of the business) have a general consent to effect personal transactions and pre-clearance is not required. However, if such individuals do from time to time have knowledge of day to day operations then they will become Relevant Persons in respect of any security about which they have relevant knowledge.

If Clients are dealing in a given Security on the requested day no dealings will be allowed in that Security until the Client's transactions are completed.

To prevent front running, consent will not be given for purchases if it is known, or may reasonably be expected, that clients will purchase the same stock within the next seven days. In the event that clients do purchase the same stock within seven days (ie, through previously unforeseeable circumstances), the purchaser shall be prohibited from selling that security for a period of six months from the date of the trade. Any profits realised from a sale of such security within the prescribed six months shall be subject to disgorgement.

Consent will not be given for sales where there have been purchases of the same stock for clients in the preceding seven days. Should such a sale take place without consent, the seller shall disgorge any profits realised between the date of his sale and the date of the purchase by our clients.

Consent will not be given for sales if it is known, or may reasonably be expected, that there will be sales of the same stock by a client within the next seven days. Again any profits realised on transactions in breach of this rule will be subject to disgorgement. If there are sales made for clients which were not foreseen at the point that consent was given (eg, through unexpected cash flow) then this is not considered to be a breach of this code.

All disgorged profits will be surrendered to Marathon and paid over to one or more charities chosen by the Board of Directors or management committee.

2.	The Chief Compliance Officer must be notified of all transactions effected by Relevant Persons as soon as practically possible.

Date Updated 01/11/07

3.	Copies of contract notes for all personal deals by Relevant Persons must be lodged with the Chief Compliance Officer.

4.
A minimum holding period of sixty days is required for personal investments, other than short dated instruments (e.g. options, futures).  Any proposed sale within this time frame will only be allowed in exceptional circumstances and will require written consent from an investment director or the Chief Compliance Officer. Any profit realised on short term trades made without consent shall be subject to disgorgement.

Procedures relating to Derivatives, Short Sales, and Spread Betting

For the purpose of these procedures all derivative transactions and all spread bets are treated as personal account investments. This follows the definition of Investments in Schedule 1 of the Act. The rules described above apply equally to these types of instruments. However, the following differences should be noted:

1.           The sixty day holding period does not apply.

2.
Short positions and investments with unlimited losses are considered to present greater risk than long or covered positions. Because of this the Chief Compliance Officer must be immediately notified of any margin calls.

3.	Positions that are rolled over require an additional consent form as they represent separate investments.

4.
Individuals may be prevented from undertaking personal transactions if, in the opinion of the Chief Compliance Officer, the level of personal dealing activity might impair the effective performance of their day to day work.

Exempted Transactions

The requirement to obtain prior clearance for personal securities transactions shall not apply to:

1.	Purchases or sales effected in any account over which the Relevant Person has no direct or indirect influence or control;

2.           Purchases or sales which are non-volitional on the part of the Relevant Person;

3.           Purchases which are part of an automatic dividend reinvestment plan;

4.
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent that such rights were acquired from such issuer, and sales of such rights, so acquired.

REPORTING PROCEDURES

Date Updated 01/11/07

1.
Every Relevant Person shall disclose all of their personal securities holdings upon commencement of employment and thereafter on an annual basis as of December 31st.  The report shall be made on the form attached as Appendix I. The initial holdings report must be current as of a date not more than 45 days prior to becoming an Associated Person and must be received within 10 days. The annual report must be as at 31 December and received within 10 days.

Holdings reports must contain the following information:

(i)	Title and type of security, exchange ticker or CUSIP, number of shares and principal amount,

(ii)	The name of the bank or broker holding the shares,

(iii)	The date the report is submitted.

2.	Every Relevant Person shall certify upon commencement of employment and thereafter on an annual basis as of December 31st that:

(i)	they have read and understood the code and recognise that they are subject thereto;

(ii)	they have complied with the requirements of the code;

(iii)	they have reported all personal securities transactions required to be reported pursuant to the requirements of the Code;

(iv)	they have reported all gifts and benefits received from third parties; and

(v)	they have reported any suspicious transactions to the Money Laundering Reporting Officer

The initial report shall be made on the form attached as Appendix 3 (a) and the annual report on the form attached at Appendix 3 (b).

3.
Every Relevant Person shall submit a report no later than ten days after the end of each calendar quarter of all the securities transactions they have effected in that quarter.  The report shall contain the following information:

(i)	the date of the transaction, the name of the shares and the quantity transacted;

(ii)	exchange ticker or CUSIP;

(iii)	interest rate and maturity date (for bonds);

(iv)	the nature of the transaction (i.e. purchase or sale);

(v)	the price at which the transaction was effected and the value of the trade; and

(vi)	the bank or broker through which the transaction was effected.

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The quarterly report shall be made in the form attached as Appendix 4.

4.	These reporting requirements will not apply to non-executive directors of Marathon unless they have been a Relevant Person for any part of the year.

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APP 1

MARATHON ASSET MANAGEMENT  LLP

Statement of Personal Securities Holdings

I certify that at (31 December 2007 / on commencement of employment*) I held shares in the following companies:

* please delete as appropriate

Name and type of security	Exchange ticker or CUSIP	Beneficial Owner (if not held in own name)	No.of Shares Held	Price	Value	Broker holding the Securities

Date: ___________________	Name: _________________

Signature: _______________

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Appendix 2

Important Definitions

Personal Transaction

a trade in a designated investment effected by or on behalf of a relevant person, where at least one of the following criteria are met:
(1) that relevant person is acting outside the scope of the activities he carried out in that capacity;
(2) the trade is carried out for the account of any of the following persons:
(a) the relevant person;
(b) the spouse or civil partner of the relevant person or any partner of that person considered by national law as equivalent to a spouse;
(c) a dependent child or stepchild of the relevant person;
(d) any other relative of the relevant person who has shared the same household as that person for at least one year on the date of the personal transaction concerned;
(e) any person with whom he has close links;
(f) a person whose relationship with the relevant person is such that the relevant person has a direct or indirect material interest in the outcome of the trade, other than a fee or commission for the execution of the trade.

Relevant Person

any of the following:

(a) a director, partner or equivalent, manager or appointed representative (or where applicable, tied agent) of the firm;
(b) a director, partner or equivalent, or manager of any appointed representative (or where applicable, tied agent) of the firm;
(c) an employee of the firm or of an appointed representative (or where applicable, tied agent) of the firm; as well as any other natural person whose services are placed at the disposal and under the control of the firm or an appointed representative or 17 a tied agent of the firm and who is involved in the provision by the firm of regulated activities;
(d) a natural person who is directly 17 involved in the provision of services to the firm or its appointed representative (or where applicable, tied agent) under an outsourcing arrangement for the purpose of the provision by the firm of regulated activities.

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App 3 (a)

MARATHON ASSET MANAGEMENT  LLP

ACKNOWLEDGEMENT OF CODE OF ETHICS

(On Commencement)

I acknowledge that:

(i)	I have read and understood the Code of Ethics (dated 1st November 2007) and recognise that I am subject thereto;

(ii)           The attached list of personal securities is complete.

Employee Name:

Employee Signature:

Date:

Date Updated 01/11/07

App3 (b)

MARATHON ASSET MANAGEMENT  LLP

ANNUAL DECLARATION

I acknowledge that:

(i)	I have read and understood the Code of Ethics (dated 1st November, 2007) and recognise that I am subject thereto;

(ii)	I have complied with the requirements of the Code;

(iii)	I have reported all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics; and

(iv)	I have reported all gifts and benefits offered to me or received by me from third parties to the Compliance Officer.

(v)	In relation to my anti Money Laundering responsibilities, I have reported any suspicious transaction of which I have become aware.

Employee Name:

Employee Signature:

Date:

Date Updated 01/11/07

MARATHON ASSET MANAGEMENT  LLP
App 4

Securities Transaction Report for the quarter ended:

To the Chief Compliance Officer, Marathon Asset Management  LLP

During the quarter referred to above, I effected the following securities transactions:

Title and type of security	Exchange ticker or CUSIP	Nature of transaction (buy/sell)	Number of shares	Price	Principal amount	Name of broker

I confirm that this constitutes the complete list of transactions with respect to which I had direct or indirect control or influence.

Date: ___________________	Name:

Signature:

Date Updated 01/11/07

App 5 – Personal Dealing Consent

To be completed by member of staff

Name:	Date:

Stock:	Purchase/Sale:

Signature:

Is Stock held by Marathon clients?	Yes / No

If Yes, obtain the following consents in addition to the Fund Manager (below).
Note: This requirement does not apply to Japan.

Portfolio Modelling Assistant – There are no anticipated cash flows or re-weightings. Initials: _____________ Date:____________

Trader – There are no current trades and the share is not on the Daily Worksheet. Initials: _____________ Date:____________
To be completed by Director/Compliance Officer

FOR PURCHASES	-	There are no plans to purchase this stock for clients in the next 7 days

FOR SALES:	-	There have not been any purchases of this stock for clients in the previous 7 days
	-	There are no plans to sell this stock for clients in the next 7 days

Consent given by:

Signature:		Date:
Compliance Checks (to be completed by Compliance Officer)

	Is this security held by Marathon clients	Yes/No

FOR PURCHASES:	Did clients purchased this stock within 7 days after the consent	Yes/No

FOR SALES:	Did clients purchase the stock within 7 days before the consent	Yes/No
	Did clients sell this stock within 7 days after the consent	Yes/No

Checked By:	Date:
Guidance Notes

For Staff;
1.	Consent must be obtained prior to dealing and is valid for one day only (or the following day for Far East trades).
2.	One consent form per stock traded.
3.	There is a minimum holding period of 60 days (other than short dated instruments).
4.	In the event that clients do trade in the following 7 days, the minimum holding period is extended to six months.
5.	These rules also apply to individual’s connected persons (including spouses/partners living together).
6.	A copy of the contract note must be given to the Compliance Officer.
7.	Any breach of the rules (deliberate or careless) will be considered a serious contravention of Marathon’s procedures.

For Persons giving consent;
1.	Please consider forthcoming cash flows, mandate changes, model changes or existing open orders.
2.	Always date your consent.
3.	If you are in any doubt, then refuse consent.
(Full Personal Account trading procedures are contained within Marathon’s Code of Ethics – all staff should be familiar with these rules).

Date Updated 01/11/07